Exhibit 99.2

This filing includes certain non-GAAP financial measures, such as adjusted EBITDA and net operating income, that differ from measures calculated in accordance with GAAP. These non-GAAP measures are in addition to, and not a substitute for or superior to, financial measures prepared in accordance with GAAP and should be considered in conjunction with, our GAAP financial measures. These non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may differ from similarly titled metrics or measures presented by other companies. We are unable to provide a reconciliation of certain non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis because doing so would not be possible without unreasonable effort due to, among other things, the potential variability and limited visibility of the excluded items. For the same reasons, we are unable to address the probable significance of the unavailable information.

2025 Guidance

The following introduces our 2025 guidance based on our current view of existing market conditions and other assumptions for the year ending December 31, 2025. There can be no assurance that actual amounts will not be materially higher or lower than these expectations.

Projected 2025 earnings per share and funds from operations per share attributable to Alexandria's common stockholders – diluted
Earnings per share(1)(2)	$2.57 to $2.77
Depreciation and amortization of real estate assets	6.70
Allocation to unvested restricted stock awards	(0.04)
Funds from operations per share(1) and funds from operations per share, as adjusted(2)(3)	$9.23 to $9.43
Midpoint	$9.33

(1)Excludes unrealized gains or losses after December 31, 2024, that are required to be recognized in earnings and are excluded from funds from operations per share, as adjusted.
(2)Refer to “Key item impacting 2025 earnings and funds from operations per share” below.
(3)Refer to “Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders” in the “Definitions and Non-GAAP measures” section of this exhibit for additional details.

Key credit metrics	2025 Guidance
Net debt and preferred stock to Adjusted EBITDA – 4Q25 annualized	Less than or equal to 5.2x
Fixed-charge coverage ratio – 4Q25 annualized	4.0x to 4.5x

Key assumptions (dollars in millions)	Low	High
Occupancy percentage in North America as of December 31, 2025(1)	91.6%	93.2%
Lease renewals and re-leasing of space:
Rental rate changes	9.0%	17.0%
Rental rate changes (cash basis)	0.5%	8.5%
Same property performance:
Net operating income performance(1)	(3.0)%	(1.0)%
Net operating income performance (cash basis)(1)	(1.0)%	1.0%
Straight-line rent revenue	$111	$131
General and administrative expenses(2)	$129	$144
Capitalization of interest(3)	$340	$370
Interest expense	$165	$195
Realized gains and losses on non-real estate investments(4)	$100	$130

(1)Our 2025 guidance for these operating metrics reflects the expected temporary vacancy from key first quarter 2025 lease expirations at six properties aggregating 768,080 RSF in four submarkets as further described under “Key item impacting 2025 operating metrics” below. Based upon the midpoints of our 2025 guidance ranges for the following operating metrics, our 2025 projected results, proforma to exclude these six properties, would have been as follows:
•Occupancy percentage in North America as of December 31, 2025: 94.4%, or approximately 2.0% higher than the midpoint of our guidance range.
•Same property net operating income performance: 0.6%, or approximately 2.6% higher than the midpoint of our guidance range.
•Same property net operating income performance (cash basis): 3.4%, or approximately 3.4% higher than the midpoint of our guidance range.
(2)Based upon the midpoint of our guidance ranges for 2024 and 2025 general and administrative expenses disclosed on October 21, 2024 and December 4, 2024, respectively, we expect year-over-year savings approximating $45 million, including savings from streamlining processes, such as automation and back-office resource efficiencies, enhancing cost control measures, and reducing office space costs and renegotiating vendor contracts. Additionally, we expect general and administrative expenses as a percentage of net operating income for the year ending December 31, 2025, to range from 5.5% to 6.5% based upon the midpoint of our guidance range for 2025 general and administrative expenses.
(3)Refer to “2025 Capitalization of interest” below.
(4)Represents realized gains and losses included in funds from operations per share – diluted, as adjusted, and excludes significant impairments realized on non-real estate investments. Refer to “Investments” below and “Investments” within our quarterly report filed on Form 10-Q for the quarter ended September 30, 2024.

2025 Guidance (continued)

Key item impacting 2025 earnings and funds from operations per share
•Ground lease prepayments in the fourth quarter of 2024 and first quarter of 2025 at the Alexandria Technology Square® Megacampus™ in our Cambridge submarket.
•In July 2024, we executed an amendment to our existing ground lease agreement at the Alexandria Technology Square® Megacampus in our Cambridge submarket to extend the term of the ground lease by 24 years to 2088. The amendment requires that we prepay our entire rent obligation for the extended lease term aggregating $270.0 million in two equal installments during the fourth quarter of 2024 and the first quarter of 2025. We believe the lease extension significantly enhances the long-term value of our investment in this critical Megacampus.
•The estimated incremental impact to earnings and funds from operations per share for the year ending December 31, 2025 from this ground lease extension was approximately $(0.14) per share or an approximate 1.5% decrease from 2024 funds from operations per share – diluted, as adjusted, and includes incremental annual rent expense of approximately $3.6 million along with the cost of capital necessary to fund the $270.0 million prepayment of rent. Based upon the midpoint of our 2025 guidance range for funds from operations per share - diluted, as adjusted, our 2025 projected results, proforma to exclude this extension would have been flat relative to the midpoint of our 2024 guidance range for funds from operations per share - diluted, as adjusted, as of October 21, 2024, at $9.47 per share.

Key item impacting 2025 operating metrics
•Opportunities to drive growth in 2025 and beyond in same property net operating income performance and operating occupancy with lease-up of temporary vacancy from key first quarter 2025 lease expirations.
•We expect temporary vacancy associated with lease expirations aggregating 768,080 RSF in four submarkets with a weighted-average expiration date of January 21, 2025 and annual rental revenue aggregating approximately $47 million, with our share of this annual rental revenue aggregating $35 million. These expirations comprise the following six properties: 182,054 RSF at 200 and 400 Technology Square at the Alexandria Technology Square® Megacampus in our Cambridge submarket; 234,249 RSF at 409 Illinois Street in our Mission Bay submarket; one property aggregating 104,531 RSF in our Research Triangle market; and two properties aggregating 247,246 RSF in our Texas market. We expect downtime on the 768,080 RSF to range from 12 to 24 months on a weighted-average basis. Our guidance assumes these properties remain operating properties and are included in our same property pool during 2025.
•Of the 768,080 RSF of lease expirations noted above, as of November 22, 2024, approximately 30,000 RSF is under signed letters of intent to re-lease, approximately 580,000 RSF have on-going discussions for re-lease, and we expect to favorably resolve the remaining approximately 160,000 RSF over the next several quarters.

2025 Capitalization of interest

We capitalize interest cost as a cost of the project only during the period for which activities necessary to prepare an asset for its intended use are ongoing, provided that expenditures for the asset have been made and interest cost has been incurred. Indirect project costs, including construction administration, legal fees, and office costs that clearly relate to projects under development or construction, are capitalized as incurred during the period an asset is undergoing activities to prepare it for its intended use. We also capitalize payroll and other indirect project costs related to development, redevelopment, pre-construction, and construction projects. Pre-construction activities include entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant long-term value for future ground-up development and are required for the vertical construction of buildings. Should we cease activities necessary to prepare an asset for its intended use, the interest, taxes, insurance, and certain other direct project costs related to this asset would be expensed as incurred. Expenditures for repairs and maintenance are expensed as incurred.

2025 Guidance (continued)

Our projected 2025 capitalization of interest will be focused on requirements necessary to maximize the long-term value of assets as outlined in the table below.

	Percentage of total
Capitalization of interest components	2024	2025
Construction of Class A/A+ properties:
Active construction projects
Under construction and one near-term projects undergoing pre-construction activities aggregating 5.5 million RSF (55% leased/negotiating) as of September 30, 2024(1) and projects expected to commence active construction through 4Q25(2)	36%	37%
Future pipeline pre-construction
Primarily Megacampus expansion pre-construction work (entitlement, design, and site work)	51	48
Repositioning capital and smaller redevelopment projects
Revenue-enhancing and repositioning capital expenditures to reposition or significantly change the use of a property	13	15
	100%	100%

(1)Relates to projects under construction aggregating 5.0 million RSF and one committed near-term project aggregating 492,570 RSF expected to commence construction during the next two years after September 30, 2024, which are 55% leased/negotiating and expected to generate $510 million in annual incremental net operating income primarily commencing from the fourth quarter of 2024 through the first quarter of 2028.
(2)Represents three projects.

Investments

We hold investments in publicly traded companies and privately held entities primarily involved in the life science industry. The table below summarizes components of our non-real estate investments (in thousands).

	September 30, 2024
Investments	Cost		Unrealized Gains	Unrealized Losses	Carrying Amount

Publicly traded companies	$187,085		$50,933	$(85,592)	$152,426
Entities that report NAV	527,042		160,608	(31,225)	656,425
Entities that do not report NAV:
Entities with observable price changes	93,982		72,862	(1,337)	165,507
Entities without observable price changes	407,261		—	—	407,261
Investments accounted for under the equity method	N/A		N/A	N/A	137,708
	$1,215,370	(1)	$284,403	$(118,154)	$1,519,327

(1)Represents 2.8% of gross assets as of September 30, 2024.

Key 2025 sources and uses of capital

Key 2025 sources and uses of capital (in millions)	Range		Midpoint
Sources of capital:
Incremental (reduction in) debt	$110	$(490)	$(190)
Excess 2024 bond capital expected to be held as cash at December 31, 2024	—	300	150
	110	(190)	(40)
Net cash provided by operating activities after dividends	425	525	475
Dispositions and sales of partial interests(1)	1,050	2,050	1,550
Total sources of capital	$1,585	$2,385	$1,985
Uses of capital:
Construction	$1,450	$2,050	$1,750
Acquisitions and other opportunistic uses of capital	—	200	100
Ground lease prepayment(2)	135	135	135
Total uses of capital	$1,585	$2,385	$1,985
Incremental (reduction in) debt (included above):
Issuance of unsecured senior notes payable	$300	$900	$600
Repayment of unsecured senior notes payable	(600)	(600)	(600)
Unsecured senior line of credit, commercial paper program, and other	410	(790)	(190)
Incremental (reduction in) debt	$110	$(490)	$(190)

(1)We expect to achieve a weighted-average capitalization rate on 2025 dispositions and partial interest sales (excluding land) in the low-to-mid 7.0% range. Additionally, as of November 22, 2024, we have pending transactions subject to signed letters of intent and/or purchase and sale agreements aggregating $344 million, which in aggregate, represents approximately 22% of the $1.55 billion midpoint of our 2025 guidance range, including a letter of intent executed in November 2024 to sell a condominium interest for 103,361 RSF at our 1450 Owens Street development project (or 49% of the project).
(2)Relates to the ground lease extension prepayment due in the first quarter of 2025 at the Alexandria Technology Square® Megacampus in our Cambridge submarket. Refer to “Key item impacting 2025 earnings and funds from operations per share” above for additional information.

2025 Guidance (continued)

Our existing consolidated real estate joint ventures provide significant equity capital to fund a portion of our future construction spend and reduce our share of future construction spend. As of September 30, 2024, we have $1.0 billion of capital contribution commitments from existing consolidated real estate joint ventures to fund construction from the fourth quarter of 2024 through 2027.

One of our primary uses of capital is construction spend related to the development, redevelopment, pre-construction, and construction of properties. We also incur additional project costs, including interest, property taxes, insurance, and other costs directly related and essential to the development, redevelopment, pre-construction, or construction of a project, during periods when activities necessary to prepare an asset for its intended use are in progress.

The table below provides additional information on our guidance for 2025 construction spend, including projected contributions from noncontrolling interests.

Midpoint of guidance range for projected 2025 construction spend (dollars in millions)	Amount	Percentage of Total
Construction of Class A/A+ properties:
Active construction projects
Under construction and one near-term projects undergoing pre-construction activities aggregating 5.5 million RSF (55% leased/negotiating) as of September 30, 2024(1) and projects expected to commence active construction through 4Q25(2)	$1,240	58%
Future pipeline pre-construction
Primarily Megacampus expansion pre-construction work (entitlement, design, and site work)	480	23%
Revenue- and non-revenue-enhancing capital expenditures(3)	415	19%
Construction spend (before contributions from noncontrolling interests and tenant-funded and tenant-built landlord improvements)	2,135	100%
Contributions from noncontrolling interests (consolidated real estate joint ventures)(4)	(230)
Tenant-funded and tenant-built landlord improvements	(155)
	$1,750
Guidance range for 2025 construction	$1,450 - $2,050

(1)Relates to projects under construction aggregating 5.0 million RSF and one committed near-term project aggregating 492,570 RSF expected to commence construction during the next two years after September 30, 2024, which are 55% leased/negotiating and expected to generate $510 million in annual incremental net operating income primarily commencing from the fourth quarter of 2024 through the first quarter of 2028.
(2)Represents three projects.
(3)The 2025 revenue- and non-revenue-enhancing capital expenditures of $415 million (or approximately 19% of construction before contributions from noncontrolling interests and tenant-funded and tenant-built landlord improvements) represents a $165 million increase relative to our 2024 projected revenue- and non-revenue enhancing capital expenditures for the year ending December 31, 2024 of $250 million (or approximately 9% of construction before contributions from noncontrolling interests and tenant-funded and tenant-built landlord improvements), based upon the midpoint of our guidance range for construction disclosed on October 21, 2024. The increase is primarily driven by key first quarter 2025 lease expirations at two single-tenant buildings last developed/redeveloped 18-20 years ago, comprising 200 Technology Square on our Alexandria Technology Square® Megacampus in the Cambridge submarket and 409 Illinois Street in our Mission Bay submarket. Our share of 2025 revenue- and non-revenue-enhancing capital expenditures (before contributions from noncontrolling interests and tenant-funded and tenant-built landlord improvements) for the year ending December 31, 2025, based upon the midpoint of our guidance range for construction, is projected to be $370 million.
(4)Represents contractual capital commitments expected from existing consolidated real estate joint ventures to fund construction.

Our five-year average (2021 through 2025) of revenue- and non-revenue-enhancing capital expenditures as a percentage of net operating income is expected to be approximately 15%. This represents the average of our share of revenue- and non-revenue-enhancing capital expenditures for the years ended December 31, 2021 through 2023, and projected amounts for the years ending December 31, 2024 and 2025, based on the midpoints of our guidance ranges for construction for these years disclosed on October 21, 2024 and December 31, 2024, respectively.

Other Updates

2024 Dispositions updates

Property	Submarket/Market	Date of Sale	Interest Sold	RSF	Capitalization Rate	Capitalization Rate (Cash Basis)	Sales Price
Completed through October 21, 2024							$319,209

Completed from October 22, 2024 to December 4, 2024							113,713	(1)

Pending 4Q24 dispositions subsequent to December 4, 2024:
Subject to non-refundable deposits
Sale to longstanding tenant	Greater Boston	4Q24	100%		8.5%	6.3%	369,439
Other	Greater Boston	4Q24	100%		N/A	N/A	245,450
Sale to longstanding tenant	Research Triangle	4Q24	100%		8.0%	7.1%	93,500
Other							15,500
							723,889
Subject to executed letters of intent and/or purchase and sales agreements							369,600
							1,207,202	(2)
Total 2024 dispositions							$1,526,411
2024 guidance range as of October 21, 2024 for dispositions and common equity						$1,050,000 – $2,050,000

(1)Includes the gross sales price of our share of the sales price of an unconsolidated joint venture. A portion of the proceeds were used to retire our share of unconsolidated debt of $18.6 million.
(2)Completed and pending dispositions subsequent to October 21, 2024 have estimated annual net operating income of approximately $97.6 million (based on the three months ended September 30, 2024 annualized) with a weighted-average estimated disposition date of December 13, 2024 (weighted by net operating income for the three months ended September 30, 2024 annualized). Approximately half of our completed subsequent to October 21, 2024 and pending dispositions are non-core stabilized stand-alone properties with weighted-average capitalization rates of 8.5% and 7.0% (cash basis), and the remaining half are land and non-stabilized properties that have vacancy or significant near-term lease expirations that will require significant capital to re-tenant, including one building with approximately 72% of non-laboratory space.

The following table provides the estimated breakout of the types of dispositions that were completed or are pending for the year ending December 31, 2024:

Types of dispositions	Percentage of Sales Price(2)
User sale(1)	42%
Investor sale(1)	36
Land	22
Total 2024 dispositions	100%

(1)Includes stabilized and non-stabilized properties.
(2)Percentage of sales price is based on completed and pending fourth quarter of 2024 dispositions subject to non-refundable deposits and executed letters of intent and/or purchase and sales agreements.

Significant lease negotiation

As of December 4, 2024, our 99 Coolidge Avenue development project is approximately 62% leased/negotiating, compared to 40% leased/negotiating as of September 30, 2024.

Forward-Looking Statements

This update includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding our projected earnings per share attributable to Alexandria’s common stockholders – diluted, funds from operations per share attributable to Alexandria’s common stockholders – diluted, net operating income, sources and uses of capital, and targets and timing for rental revenues and development and value-creation projects, expenses, capital plan strategy and related actions. You can identify the forward-looking statements by their use of forward-looking words, such as “forecast,” “guidance,” “goals,” “projects,” “estimates,” “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “targets,” or “will,” or the negative of those words or similar words. These forward-looking statements are based on our current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. There can be no assurance that actual results will not be materially higher or lower than these expectations. These statements are subject to risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, lower than expected yields, increased interest rates and operating costs, adverse economic or real estate developments in our markets, our failure to successfully place into service and lease any properties undergoing development or redevelopment and our existing space held for future development or redevelopment (including new properties acquired for that purpose), our failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, failure to obtain LEED and other healthy building certifications and efficiencies, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”). Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are made as of the date of this Earnings Press Release and Supplemental Information, and unless otherwise stated, we assume no obligation to update this information and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

Definitions and Non-GAAP Measures

Adjusted EBITDA

We use Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization (“EBITDA”), excluding stock compensation expense, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, impairments of real estate, and significant termination fees. Adjusted EBITDA also excludes unrealized gains or losses and significant realized gains or losses and impairments that result from our non-real estate investments. These non-real estate investment amounts are classified in our consolidated statements of operations outside of total revenues.

We believe Adjusted EBITDA provides investors with relevant and useful information as it allows investors to evaluate the operating performance of our business activities without having to account for differences recognized because of investing and financing decisions related to our real estate and non-real estate investments, our capital structure, capital market transactions, and variances resulting from the volatility of market conditions outside of our control. For example, we exclude gains or losses on the early extinguishment of debt to allow investors to measure our performance independent of our indebtedness and capital structure. We believe that adjusting for the effects of impairments and gains or losses on sales of real estate, significant impairments and realized gains or losses on non-real estate investments, and significant termination fees allows investors to evaluate performance from period to period on a consistent basis without having to account for differences recognized because of investing and financing decisions related to our real estate and non-real estate investments or other corporate activities that may not be representative of the operating performance of our properties.

In addition, we believe that excluding charges related to stock compensation and unrealized gains or losses facilitates for investors a comparison of our business activities across periods without the volatility resulting from market forces outside of our control. Adjusted EBITDA has limitations as a measure of our performance. Adjusted EBITDA does not reflect our historical expenditures or future requirements for capital expenditures or contractual commitments. While Adjusted EBITDA is a relevant measure of performance, it does not represent net income (loss) or cash flows from operations calculated and presented in accordance with GAAP, and it should not be considered as an alternative to those indicators in evaluating performance or liquidity.

We are not able to forecast fourth quarter net income without unreasonable effort and therefore do not provide a reconciliation for Adjusted EBITDA on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairment of real estate, and impairment of non-real estate investments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would be potentially misleading for our investors.

Definitions and Non-GAAP Measures (continued)

Annual rental revenue

Annual rental revenue represents the annualized fixed base rental obligations, calculated in accordance with GAAP, including the amortization of deferred revenue related to tenant-funded and -built landlord improvements, for leases in effect as of the end of the period, related to our operating RSF. Annual rental revenue is presented using 100% of the annual rental revenue from our consolidated properties and our share of annual rental revenue for our unconsolidated real estate joint ventures. Annual rental revenue per RSF is computed by dividing annual rental revenue by the sum of 100% of the RSF of our consolidated properties and our share of the RSF of properties held in unconsolidated real estate joint ventures. As of September 30, 2024, approximately 93% of our leases (on an annual rental revenue basis) were triple net leases, which require tenants to pay substantially all real estate taxes, insurance, utilities, repairs and maintenance, common area expenses, and other operating expenses (including increases thereto) in addition to base rent. Annual rental revenue excludes these operating expenses recovered from our tenants. Amounts recovered from our tenants related to these operating expenses, along with base rent, are classified in income from rentals in our consolidated statements of operations.

Capitalization rates

Capitalization rates are calculated based on net operating income and net operating income (cash basis) annualized, excluding lease termination fees, on stabilized operating assets for the quarter preceding the date on which the property is sold, or near-term prospective net operating income.

Class A/A+ properties and AAA locations

Class A/A+ properties are properties clustered in AAA locations that provide innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. Class A/A+ properties generally command higher annual rental rates than other classes of similar properties. AAA locations are in close proximity to concentrations of specialized skills, knowledge, institutions, and related businesses.

Development, redevelopment, and pre-construction

A key component of our business model is our disciplined allocation of capital to the development and redevelopment of new Class A/A+ properties, and property enhancements identified during the underwriting of certain acquired properties, located in collaborative Megacampus ecosystems in AAA life science innovation clusters. These projects are generally focused on providing high-quality, generic, and reusable spaces that meet the real estate requirements of a wide range of tenants. Upon completion, each development and redevelopment project is expected to generate increases in rental income, net operating income, and cash flows. Our development and redevelopment projects are generally in locations that are highly desirable to high-quality entities, which we believe results in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value.

Development projects generally consist of the ground-up development of generic and reusable laboratories. Redevelopment projects consist of the permanent change in use of acquired office, warehouse, or shell space into laboratory space. We generally will not commence new development projects for aboveground construction of new Class A/A+ laboratory space without first securing significant pre-leasing for such space, except when there is solid market demand for high-quality Class A/A+ properties.

Priority anticipated projects are those most likely to commence future ground-up development or first-time conversion from non-laboratory space to laboratory space prior to our other future projects, pending market conditions and leasing negotiations.

Pre-construction activities include entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant value for future ground-up development and are required for the vertical construction of buildings. Ultimately, these projects will provide high-quality facilities and are expected to generate significant revenue and cash flows.

Development, redevelopment, and pre-construction spending also includes the following costs: (i) amounts to bring certain acquired properties up to market standard and/or other costs identified during the acquisition process (generally within two years of acquisition) and (ii) permanent conversion of space for highly flexible, move-in-ready laboratory space to foster the growth of promising early- and growth-stage life science companies.

Revenue-enhancing and repositioning capital expenditures represent spending to reposition or significantly change the use of a property, including through improvement in the asset quality from Class B to Class A/A+. Non-revenue-enhancing capital expenditures represent costs required to maintain the current revenues of a stabilized property, including the associated costs for renewed and re-leased space.

Non-revenue-enhancing capital expenditures represent costs required to maintain the current revenues of a stabilized property, including the associated costs for renewed and re-leased space.

Definitions and Non-GAAP Measures (continued)

Fixed-charge coverage ratio

Fixed-charge coverage ratio is a non-GAAP financial measure representing the ratio of Adjusted EBITDA to cash interest and fixed charges. We believe that this ratio is useful to investors as a supplemental measure of our ability to satisfy fixed financing obligations and preferred stock dividends. Cash interest is equal to interest expense calculated in accordance with GAAP plus capitalized interest, less amortization of loan fees and debt premiums (discounts).

We are not able to forecast fourth quarter net income without unreasonable effort and therefore do not provide a reconciliation for fixed-charge coverage ratio on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairment of real estate, and impairment of non-real estate investments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would be potentially misleading for our investors.

Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders

GAAP-basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Nareit Board of Governors established funds from operations as an improved measurement tool. Since its introduction, funds from operations has become a widely used non-GAAP financial measure among equity REITs. We believe that funds from operations is helpful to investors as an additional measure of the performance of an equity REIT. Moreover, we believe that funds from operations, as adjusted, allows investors to compare our performance to the performance of other real estate companies on a consistent basis, without having to account for differences recognized because of real estate acquisition and disposition decisions, financing decisions, capital structure, capital market transactions, variances resulting from the volatility of market conditions outside of our control, or other corporate activities that may not be representative of the operating performance of our properties.

The 2018 White Paper published by the Nareit Board of Governors (the “Nareit White Paper”) defines funds from operations as net income (computed in accordance with GAAP), excluding gains or losses on sales of real estate, and impairments of real estate, plus depreciation and amortization of operating real estate assets, and after adjustments for our share of consolidated and unconsolidated partnerships and real estate joint ventures. Impairments represent the write-down of assets when fair value over the recoverability period is less than the carrying value due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.

We compute funds from operations, as adjusted, as funds from operations calculated in accordance with the Nareit White Paper, excluding significant gains, losses, and impairments realized on non-real estate investments, unrealized gains or losses on non-real estate investments, impairment of real estate primarily consisting of pre-acquisition costs incurred in connection with acquisitions we decided to no longer pursue, gains or losses on early extinguishment of debt, significant termination fees, acceleration of stock compensation expense due to the resignations of executive officers, deal costs, the income tax effect related to such items, and the amount of such items that is allocable to our unvested restricted stock awards. We compute the amount that is allocable to our unvested restricted stock awards using the two-class method. Under the two-class method, we allocate net income (after amounts attributable to noncontrolling interests) to common stockholders and to unvested restricted stock awards by applying the respective weighted-average shares outstanding during each quarter-to-date and year-to-date period. This may result in a difference of the summation of the quarter-to-date and year-to-date amounts. Neither funds from operations nor funds from operations, as adjusted, should be considered as alternatives to net income (determined in accordance with GAAP) as indications of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as measures of liquidity, nor are they indicative of the availability of funds for our cash needs, including our ability to make distributions.

MegacampusTM

A megacampus is a cluster campus that consists of approximately 1 million RSF or more, including operating, active development/redevelopment, and land RSF less operating RSF expected to be demolished.

Net cash provided by operating activities after dividends

Net cash provided by operating activities after dividends includes the deduction for distributions to noncontrolling interests. For purposes of this calculation, changes in operating assets and liabilities are excluded as they represent timing differences.

Definitions and Non-GAAP Measures (continued)

Net debt and preferred stock to Adjusted EBITDA

Net debt and preferred stock to Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors as a supplemental measure of evaluating our balance sheet leverage. Net debt and preferred stock is equal to the sum of total consolidated debt less cash, cash equivalents, and restricted cash, plus preferred stock outstanding as of the end of the period. Refer to the definition of Adjusted EBITDA.

We are not able to forecast fourth quarter net income without unreasonable effort and therefore do not provide a reconciliation for net debt and preferred stock to Adjusted EBITDA on a forward-looking basis. This is due to the inherent difficulty of forecasting the timing and/or amount of items that depend on market conditions outside of our control, including the timing of dispositions, capital events, and financing decisions, as well as quarterly components such as gain on sales of real estate, unrealized gains or losses on non-real estate investments, impairment of real estate, and impairment of non-real estate investments. Our attempt to predict these amounts may produce significant but inaccurate estimates, which would be potentially misleading for our investors.

Net operating income and net operating income (cash basis)

Net operating income is a non-GAAP financial measure calculated as net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairments of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, and investment income or loss. We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it primarily reflects those income and expense items that are incurred at the property level. Therefore, we believe net operating income is a useful measure for investors to evaluate the operating performance of our consolidated real estate assets. Net operating income on a cash basis is net operating income adjusted to exclude the effect of straight-line rent, amortization of acquired above- and below-market lease revenue, and amortization of deferred revenue related to tenant-funded and -built landlord improvements adjustments required by GAAP. We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent revenue and the amortization of acquired above- and below-market leases and tenant-funded and -built landlord improvements.

Operating statistics

We present certain operating statistics related to our properties, including number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations as of the end of the period. We believe these measures are useful to investors because they facilitate an understanding of certain trends for our properties. We compute the number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations at 100%, excluding RSF at properties classified as held for sale, for all properties in which we have an investment, including properties owned by our consolidated and unconsolidated real estate joint ventures.

Same property

Same property refers to all consolidated properties that were fully operating for the entirety of the comparative periods presented. Properties that underwent development or redevelopment at any time during the comparative periods, unconsolidated real estate joint ventures, properties classified as held for sale, and corporate entities (legal entities performing general and administrative functions) are excluded from same property results. Additionally, termination fees, if any, are excluded from the results of same properties.

Weighted-average interest rate for capitalization of interest

The weighted-average interest rate required for calculating capitalization of interest pursuant to GAAP represents a weighted-average rate as of the end of the applicable period, based on the rates applicable to borrowings outstanding during the period, including expense/income related to interest rate hedge agreements, amortization of loan fees, amortization of debt premiums (discounts), and other bank fees. A separate calculation is performed to determine our weighted-average interest rate for capitalization for each month. The rate will vary each month due to changes in variable interest rates, outstanding debt balances, the proportion of variable-rate debt to fixed-rate debt, the amount and terms of interest rate hedge agreements, and the amount of loan fee and premium (discount) amortization.